Exhibit 4.74
SUPPLEMENTAL AGREEMENT
THIS Supplemental Agreement (hereinafter referred to as this “Agreement”) is entered into as of [     ] August, 2008 in Beijing by and between the following Parties (individually referred to as a “Party” and collectively the “Parties”):
Party A: Hurray! Digital Media Technology Co., Ltd.
Party B: Beijing Secular Bird Culture and Art Development Centre
WHEREAS:
1.
Both Party A and Party B as the shareholders of Guangzhou Hurray! Secular Bird Culture Communication Co., Ltd. (the “Joint Venture Company”), lawfully holds 100% equity interest in the Joint Venture Company.

2.
Party A, Party B and related parties entered into the Cooperation Agreement (the “Original Agreement”) on March 2007. The parties hereto entered into terms and regulations with respect to Party A to solely provide certain amount of capital surplus reserve and stock option award plan according to the performance after the establishment of the Joint Venture Company.

NOW, THEREFORE, the Parties have enter into the following agreement through friendly consultation in accordance with the spirit of equality and mutual benefit and in good faith.
a)
Both Parties has agreed that, Party A shall invest RMB 2,790,000 as additional consideration to the Joint Venture Company within ten (10) working days on the date when this Agreement is executed, subject to the condition that the Joint Venture Company achieved after-tax net profit (“Benchmark Profit”) of RMB 2,350,000 for period starting from 1 September, 2008 to 31 August, 2009.

b)	The parties also agree as follows:

1.
In the event that the Joint Venture Company achieved Benchmark Profit requirement of RMB 2,350,000 pursuant to the terms and condition of this agreement, Party A agree to invest an additional RMB 1,390,000 as additional consideration to the Joint Venture Company within ten (10) working days after the above Benchmark Profit is confirmed.

2.
Party A hereby agree to pay an additional consideration to the Joint Venture Company, in addition to the RMB 1,390,000 as stated in the above clause, in the event that the Joint Venture Company achieved the Benchmark Profit of over RMB 2,350,000 and satisfied the following requirements:

i.	In the event that the actual Benchmark Profit is equal to or more than RMB 2,650,000 but less than RMB 2,950,000, Party A hereby agree to pay an additional consideration of RMB 877,500;

ii.
In the event that the actual Benchmark Profit is equal to or more than RMB 2,950,000 but less than RMB 3,250,000, Party A agree to pay an additional consideration of RMB 877,500, in addition to the amount of RMB stated in Clause 2(i), as additional consideration. Hence, the total additional consideration is RMB 1,755,000.

iii.
In the event that the actual Benchmark Profit is equal to or more than RMB 3,250,000 but less than RMB 3,550,000, Party A agree to pay an additional consideration RMB 877,500, in addition to the amount of RMB stated in Clause 2(i) and (ii), as additional consideration. Hence, the total additional consideration is RMB 2,632,500.

iv.
In the event that the actual Benchmark Profit is equal to or more than RMB 3,550,000 but less than RMB 3,850,000, Party A agree to pay an extra RMB 877,500, in addition to the amount of RMB stated in Clause 2(i), (ii) and (iii), as additional consideration. Hence, the total additional consideration is RMB 3,510,000.

v.
In the event that the actual Benchmark Profit is equal to or more than RMB 3,850,000, Party A agree to pay an additional consideration RMB 877,500, in addition to the amount of RMB stated in Clause 2(i), (ii), (iii) and (iv), as additional consideration. Hence, the total additional consideration is RMB 4,387,500.

3.
In the event that the Joint Venture Company fails to achieve Benchmark Profit of RMB 2,350,000, Party A shall not be required to pay additional consideration to the Joint Venture Company, and the total consideration of Party A shall be RMB 5,490,000.

4.
In the event that the actual Benchmark Profit is equal to or more than RMB 1,000,000 and less than RMB 2,350,000, Party B hereby agree to inject certain amount of investment in cash into the Joint Venture Company according to the following method:

i.
In the event that the actual Benchmark Profit is equal to or more than RMB 1,900,000 and less than RMB 2,350,000, Party B agree to invest the total of (RMB 2,350,000 – actual Benchmark Profit) × 100% in cash to the Joint Venture Company.

(For example: In the event that the actual Benchmark Profit of the Joint Venture Company = RMB 2,000,000, the total additional investment injected by Party B shall be RMB 350,000)
ii.
In the event that the actual Benchmark Profit is equal to or more than RMB 1,450,000 and less than RMB 1,900,000, Party B agree to invest, in addition to RMB 450,000, the total of (RMB 1,900,000 – actual Benchmark Profit) × 125% in cash to the Joint Venture Company.

(For example: In the event that the actual Benchmark Profit of the Joint Venture Company = RMB 1,600,000, the total additional investment injected by Party B shall be RMB 825,000)
iii.
In the event that the actual Benchmark Profit is equal to or more than RMB 1,000,000 and less than RMB 1,450,000, Party B agree to invest, in addition to RMB 1,012,500, the total of (RMB 1,450,000 – actual Benchmark Profit) × 150% in cash to the Joint Venture Company.

(For example: In the event that the actual Benchmark Profit of the Joint Venture Company = RMB 1,200,000, the total additional investment injected by Party B shall be RMB 1,387,500)

5.	In the event that the actual Benchmark Profit of the joint venture is less than RMB 1,000,000, Party A has the right and authority to:
i.	Request to restructure the respective percentage of the equity interest held by both Parties hereby in the Joint Venture Company according to the following equation:
Party A’s percentage of equity interest in the Joint Venture Company post-restructuring = RMB 5,490,000 / (actual Benchmark Profit × 3£ × RMB 4,790,000)
ii.	Request to recollect part of its investment consideration, in accordance with the following equation:
(RMB 5,490,000 – recollect amount) / (actual Benchmark Profit × 3 + RMB 4,790,000 – recollect amount) = 65%
Recollect amount = RMB 6,790,000 – actual Benchmark Profit × 5.57
iii.	Party A has the right and authority to execute both equations in relation to recollect part of its investment consideration and dilute Party B’s percentage of equity interest simultaneously.
In the event that Party A chose any of the above equation for restructuring purposes, Party B shall duly transfer all relevant equity interest hold by Party B in the Joint Venture Company to Party A without delay, and shall ensure full cooperation hereby.
c)
Both parties agree that, in the event that the actual Benchmark Profit of the Joint Venture Company is negative (i.e. Net loss), Party A has the right to: (1) demand Part B to pay an amount in one lump sum equal to the loss incurred by the Joint Venture Company, and Party A’s equity interest percentage in the Joint Venture will be increased to 85%, simultaneously, the validity of the above adjustment equations shall cease immediately; or (2) not execute any of the above restructure equations, and demand the Joint Venture Company and Party B to repurchase all of Party A’s equity interest in the Joint Venture Company for a total of RMB 8,235,000.

d)
In the event that the actual Benchmark Profit of the Joint Venture Company is over RMB 4,500,000, the board members of the Joint Venture Company shall engage in further negotiations and confirm on whether the employees of the Joint Venture Company are eligible for a certain percentage of bonus or the detailed bonus percentages. The specific rewarding arrangement shall be specified by the management of the Joint Venture Company.

e)
Party B guarantees that the Joint Venture Company’s year 2008 third quarter Benchmark Profit shall be no less than RMB 200,000. In the event that the Joint Venture Company fails to satisfy this requirement, Party B shall reimburse the difference in cash.

f)	Article 4 in the “Original Agreement” shall terminate and shall no longer remain in full force and effect upon the immediate execution of this Agreement.

g)	The term “Benchmark Profit” in this Agreement shall be after-tax net profit audited by one of the “Big Four” accounting firms acceptable to Party A accordance to the U.S. GAAP.

h)
This Agreement is the Supplemental Agreement of the Original Agreement. The provisions set forth under this Agreement shall remain in full force and survive in the event that any provisions set forth under this Agreement are inconsistent with the provisions set forth under the Original Agreement.

i)	This Agreement shall take immediate effect as of the date first above written and shall execute in four (4) counterparts, of which each Party shall hold two (2) copies respectively.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.
Party A: Hurray! Digital Media Technology Co., Ltd.
Party B: Beijing Secular Bird Culture and Art Development Centre